EXHIBIT 10.5

April 1, 2002

Laura Shawver, Ph.D.

[Address]

Dear Laura:

I am pleased to confirm in writing our offer to you to join Phenomix Corporation (“Phenomix”) as its President and Chief Executive Officer, reporting to the Phenomix board of directors. The entire board of directors and management of Phenomix look forward to your helping us build Phenomix into a world class organization. If you accept this offer, we are assuming that you will commence employment not later than June 15, 2002.

The terms of your employment are as follows:

1. Salary. You will receive a base salary of $27,083.33 per month (equivalent to $325,000 per year). Your base salary will be subject to review annually by Phenomix’s board of directors.

2. Common Stock Options.

a. Initial Grant. You will receive an incentive stock option to acquire 600,000 shares of common stock of Phenomix under Phenomix’s 2001 Stock Option Plan. The stock option will be immediately exercisable on the grant date, but Phenomix will retain a right to repurchase the shares if you cease to be an employee, consultant or director of Phenomix for any reason. The number of shares subject to Phenomix’s right of repurchase will be reduced over the period of your employment by 150,000 shares on the first anniversary of your start date, and thereafter by 12,500 shares at the end of each month so that Phenomix’s right to repurchase shall have expired with respect to all of the option shares on the fourth anniversary of your start date. The exercise price of the stock options will be the fair market value of Phenomix’s common stock as determined by the board of directors on the grant date (or, if later, your start date), which price is expected to be $.105 per share.

b. Bonus Grants. At the end of each of the first three years of your employment with Phenomix, you will be eligible to receive a bonus stock option grant to acquire 50,000 shares of common stock of Phenomix (for a potential total of 150,000 shares). The board of directors will grant such stock options based on your attainment of performance milestones, which milestones are to be mutually agreed upon by you and the board of directors. The exercise price of the additional stock options will be the fair market value of Phenomix’s common stock as determined by the board of directors on the grant date

Phenomix Corporation, 11099 North Torrey Pines Road, La Jolla, California 92037 858-731-5201 telephone 858-731-5225 facsimile

Dr. Laura Shawver

April 1, 2002

3. Transition Benefits.

a. Relocation Assistance. Phenomix will reimburse you for the reasonable and customary out-of-pocket expenses associated with (1) the sale of your existing residence and purchase of a new residence in San Diego, including real estate commissions on the sale of your existing residence and reasonable and customary closing expenses paid by you and (2) the relocation of your family and household goods to San Diego, including travel to San Diego. The reimbursement of expenses listed in (1) and (2) above shall not exceed $100,000. In addition, Phenomix will pay temporary housing expenses in San Diego for a period not to exceed six months and $2,000 per month. In the event that you voluntarily terminate your employment within one year of your start date, you will repay Phenomix any amounts paid to you under this paragraph.

b. Bridge Loan. In addition, in the event that you purchase a residence in San Diego before you sell your existing residence, Phenomix will make you a personal bridge loan of up to $600,000. The bridge loan will bear interest at 2.88% or, if higher, the lowest rate that would avoid imputed interest for federal income tax purposes, and all principal and interest shall be paid on the earlier of (1) the closing of the sale of your existing residence and (2) six months from the date of the loan.

c. Health Insurance. Phenomix will reimburse you for the amount of any payments made by you to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to the extent required for the period between the time you leave your current employer and the time that you are eligible for coverage under Phenomix’s health insurance plan, which shall be substantially similar in coverage and eligibility for dependents, including, without limitation, domestic partners.

4. Mortgage Assistance.

a. Loan. To assist with your purchase of a residence in San Diego, Phenomix will make you loan of up to $600,000, secured by a second deed of trust on the residence (the “Loan”). We expect that the Loan will be interest free, provided that you (after consulting with your tax attorney) agree that the Loan meets the required conditions for an employee relocation loan under the Internal Revenue Code; otherwise the Loan will bear interest at the lowest rate that would avoid imputed interest for federal income tax purposes (which is currently 4.565%). The principal and any interest shall be paid within five years. For so long as you continue to serve as an employee of Phenomix, Phenomix will pay you bonuses over a period of five years equal to the principal amount of the Loan (including any accrued interest) less $200,000 (the “Bonus Amount”). The Bonus Amount will be paid coincident with your required repayments of the Loan, as follows: 12.5% of the Loan on each of the first and second anniversaries of the Loan date, 18.75% of the Loan on the third anniversary of the Loan date, 25% of the Loan on the fourth anniversary of the Loan date and 31.25% of the Loan on the fifth anniversary of the Loan date (which bonuses will constitute taxable income for which withholding tax will be payable).

b. Housing-Related Option Grant. In addition, at the time the Loan is made, you will receive a nonqualified stock option to acquire 20,000 shares of common stock of Phenomix under Phenomix’s 2001 Stock Option Plan. The stock option grant will become vested and exercisable with respect to all 20,000 shares on the fifth anniversary of the Loan date. The exercise

Dr. Laura Shawver

April 1, 2002

price of the stock options will be the fair market value of Phenomix’s common stock as determined by the board of directors on the grant date. If the fair market value of the shares covered by the stock option does not equal $200,000 on the date that the Loan becomes due, Phenomix will pay you a one time cash bonus equal to the difference between the fair market value of the shares and $200,000. The fair market value of the shares will be determined in accordance with the provisions of Phenomix’s 2001 Stock Option Plan.

5. Board Seat. Phenomix will take appropriate actions to elect you to its board of directors.

6. Other Benefits. In addition to the benefits specifically described in this letter, you will be entitled to Phenomix’s standard executive benefits, which will include health insurance coverage and vacation of not less than three weeks per year.

7. Proprietary Information. Prior to the commencement of your employment, you will be required to sign Phenomix’s standard employee innovations and proprietary rights assignment agreement, a copy of which is attached hereto.

8. At Will Employment. Your employment with Phenomix will be “at will,” which means that you have the right to terminate your employment with Phenomix at any time and that Phenomix reserves for itself an equal right to terminate the relationship. Nothing in this letter is intended to modify this at will employment relationship.

9. Severance. In the event you are terminated by Phenomix without “cause” or your employment ceases due to “constructive termination” (as such terms are defined below), (x) you will be entitled to severance pay in an amount equal to six months’ base salary (which will be payable in semi-monthly installments), (y) you will have a period of one year from your termination date to repay the Loan made under paragraph 4a and (z) the nonqualified stock option referred to in paragraph 4b will become fully vested . These benefits are contingent upon your delivering to Phenomix an appropriate release. In the event that you voluntarily leave Phenomix or you are terminated by Phenomix with cause, no severance pay will be due to you. “Cause” shall mean (a) fraud or illegal acts; (b) material violation with consequential damages to Phenomix of Phenomix agreements, including Phenomix’s confidential information and inventions agreement. “Constructive termination” shall mean without your consent (i) the assignment to you of any duties or a reduction in your duties, either of which results in a significant diminution in your responsibilities with Phenomix below those responsibilities normally assigned to an executive officer of a company, (ii) a material reduction in your base salary or bonus as in effect immediately before such reduction, (iii) a material reduction in the kind or level of employee benefits to which you are entitled immediately prior to such reduction, with the result that your overall benefits package is substantially reduced, or (iv) the relocation of your employment to a facility or location more than 50 miles from the current location of Phenomix.

10. Change of Control Incentive Program. Within the next two board meetings following your start date, the board of directors of Phenomix will consider and adopt a “change of control” incentive program for its executive team. Such program will provide for accelerated vesting of stock options and severance in connection with a change of control based on advice from Phenomix’s advisors on corporate governance and tax issues.

Dr. Laura Shawver

April 1, 2002

11. Arbitration. In the event of any dispute arising out of or relating to your employment relationship or its termination (including without limitation claims for breach of contract, wrongful termination, or age, race, sex, disability or other discrimination) that it is not resolved by good faith negotiations between the parties, you and Phenomix agree fully, finally and exclusively to arbitrate the dispute in binding arbitration under the Employment Dispute Resolution Rules of the American Arbitration Association in San Diego County, California, rather than litigate the dispute in court; provided that this arbitration provision will not apply to any dispute relating to or arising out of the alleged misuse or misappropriation of Phenomix’s trade secrets or proprietary information. In the event of arbitration, the arbitrator shall be allowed to assess costs and impose any statutorily available remedies. Phenomix will bear any administrative costs associated with the arbitration.

12. Authorization to Work. Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States.

13. Entire Agreement. This letter agreement and Phenomix’s standard employee innovations and proprietary rights assignment agreement contain the entire agreement with respect to your employment with Phenomix and supersede any prior or contemporaneous representations or agreements. The terms of this offer may only be changed by written agreement, although Phenomix may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees, as well as job titles and responsibilities. In case any provision of the letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this letter agreement by signing and returning a copy of this letter to me by April 8, 2002.

I am enthusiastic about your joining Phenomix and look forward to working with you.

Very truly yours,

/s/ John Diekman

John Diekman Chairman of the Board

ACCEPTED AND APPROVED:

Date: April 8, 2002

/s/ Laura Shawver
Laura Shawver, Ph.D.